Exhibit 99.1

Lincoln Educational Services Corporation Reports

First Quarter 2013 Results

West Orange, New Jersey, May 2, 2013 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) today reported first quarter 2013 revenue of $90.1 million and reaffirmed guidance for 2013.

Highlights:

•	Revenue from continuing operations of $90.1 million for the first quarter of 2013, representing a decrease of 10.9% from $101.2 million for the first quarter of 2012.

•
Adjusted EBITDA for the first quarter of 2013 of ($3.4 million) compared to Adjusted EBITDA of $4.0 million in the prior-year quarter.  Diluted loss per share from continuing operations of $0.33 for the first quarter of 2013 as compared to diluted loss per share of $0.10 for the first quarter of 2012.  Loss per share for the first quarter of 2013 includes long-lived asset non-cash impairment charges of $0.05.  Excluding these charges, diluted loss per share for the first quarter was $0.29.

2013 Guidance-

•	We are reaffirming our 2013 guidance issued on March 6, 2013 of revenue of $395 to $405 million and a diluted loss per share of ($0.05) to diluted earnings per share of $0.05.

•
For the second quarter of 2013, we expect revenue of $86.0 million to $90.0 million, representing a decrease of approximately 9% over the second quarter of 2012, and a loss per share of $0.30 to $0.35.  Guidance for the second quarter of 2013 is based on a decrease in starts of 8% to 12% as compared to the second quarter of 2012.  We expect the reduction in starts in the second quarter as a result of the continued loss of ability to benefit (ATB) students and our elimination of our fully online program in the first half of 2012.  Excluding the impact of these items, student starts from continuing operations are expected to increase by 7% as compared to the second quarter of 2012.

The Board of Directors has set the record and payment dates for the dividend for the second quarter of 2013.   The cash dividend of $0.07 per share will be payable on June 28, 2013 to shareholders of record as of June 14, 2013.

Comment and Outlook

“Early 2013 results show a stabilization of our operations,” said Shaun McAlmont, Lincoln’s Chief Executive Officer. “Our regulatory record remains strong, our student outcomes are improving and our Lincoln Edge program is improving financial literacy and maintaining impressive student persistence rates.  Excluding the decline in online and ATB students as a result of the discontinuation of these programs and excluding starts from short programs, new student starts from continuing operations are down 13.4% in the first quarter. We expect this number will turn to positive year over year growth in the second quarter. Our efforts are producing results and we expect a return to positive earnings in the second half of the year.”

Our confidence in the second half of 2013 is based on the overall performance of our verticals.  Enrollment in our automotive and skilled trade schools remain strong and we expect further improvement leading up to our crucial third quarter which benefits from the high school recruiting season.  Enrollment in our healthcare vertical remains challenged and we are experiencing significant weakness in our former Southwestern Colleges.   These schools have experienced significant challenges over the past two years with their graduation and default rates.  We will continue our strategy of focusing on vocational programs that provide much needed skills for today’s workforce.   We expect to introduce new certificate programs in manufacturing and healthcare later this year as well as increase the number of partnerships with industry participants that are designed to provide additional training to existing workforces as well as placement opportunities for our students.

First Quarter 2013 Operating Performance from Continuing Operations

Revenue decreased 10.9% to $90.1 million for the quarter ended March 31, 2013 from $101.2 million for the quarter ended March 31, 2012.  This decrease was primarily due to a 13.6% decrease in average student population.  The decrease in average student population was impacted by regulatory changes under the Consolidated Appropriations Act, which eliminated our ability to enroll ATB students, as well as our decision in early 2012 to stop enrolling fully online students.  In addition, we believe current economic conditions increased the number of potential students who are hesitant to incur debt and thus have not enrolled in our schools.  These factors have led to a significant decline in student starts and average student population. Average revenue per student rose 3.0% for the quarter ended March 31, 2013 from the quarter ended March 31, 2012, primarily from tuition increases and improved student retention, which led to higher revenue per student during the quarter.

Operating loss was $11.1 million and $2.6 million for the quarter ended March 31, 2013 and 2012 respectively.  The operating losses were primarily due to lower capacity utilization as a result of the decrease in average student population.  Operating loss margin was 12.3% in 2013 as compared to an operating loss margin of 2.6% in 2012.

Educational services and facilities expenses decreased by 5.7% to $46.2 million for the quarter ended March 31, 2013 from $49.0 million for the quarter ended March 31, 2012. This decrease was primarily due to a $1.9 million, or 7.0%, decrease in instructional expenses and a $0.8 million, or 15.2%, decrease in books and tools expense.  The decrease in instructional expenses was primarily due to a reduction in the number of instructors and other related costs at our campuses resulting from lower student population.  The decrease in books and tools expense is attributable to a decline in student starts of approximately 1,400 for the quarter ended March 31, 2013, compared to the quarter ended March 31, 2012.  Our educational expenses contain a high fixed cost component and are not as leverageable as some of our other expenses.  As our student population decreases, we typically experience a reduction in average class size and, therefore, are not always able to align these expenses with the corresponding decrease in population.  As a percentage of revenue, educational services and facilities expense increased to 51.3% for the quarter ended March 31, 2013 from 48.4% for the quarter ended March 31, 2012.

Selling, general and administrative expenses decreased 2.9% to $53.2 million for the quarter ended March 31, 2013 from $54.8 million for the quarter ended March 31, 2012. The decrease was primarily due to a $1.0 million, or 3.6% decrease in administrative expenses and a $0.4 million, or 8.0%, decrease in student services expenses.  The decrease in administrative expenses was primarily due to a $0.4 million reduction in bad debt expense.  Additional cost reductions were decreased by costs related to software maintenance, equipment repairs, and license and certifications.

For the quarter ended March 31, 2013, our bad debt expense as a percentage of revenue remained essentially flat at 3.9%, compared to the quarter ended March 31, 2012.  The number of day’s revenue outstanding at March 31, 2013 increased to 22.3 days, from 19.5 days at March 31, 2012.  As of March 31, 2013, we had outstanding loan commitments to our students of $33.2 million as compared to $34.7 million at December 31, 2012.  Loan commitments, net of interest that would be due on the loans through maturity, were $24.0 million at March 31, 2013 as compared to $25.0 million at December 31, 2012.  The decrease in loan commitments is primarily due to lower student population.

Student services expenses decreased due to a reduction in the number of financial aid administration employees as we aligned our cost structure to our student population.

As a percentage of revenue, selling, general and administrative expenses for the quarter ended March 31, 2013 increased to 59.1% from 54.2% for the quarter ended March 31, 2012.

Loss from continuing operations was $7.5 million and $2.2 million for the quarter ended March 31, 2013 and 2012 respectively.  Loss per share was $0.33 and $0.10 for the quarter ended March 31, 2013 as compared to the quarter ended March 31, 2012.

We strive to align our expenses throughout the year to our student population.  As our population increases or decreases, we strive to align our personnel and our expenses to the extent possible to meet the needs of our existing population.

Cash flows used in operations was $4.2 million for the quarter ended March 31, 2013 compared with cash flows provided by operations of $5.7 million for the quarter ended March 31, 2012.  The $9.9 million decrease in net cash primarily resulted from a reduction in net income and other working capital items.

Balance Sheet

We had $17.3 million of cash and cash equivalents at March 31, 2013 compared with $61.7 million at December 31, 2012.  Total debt and capital lease obligations decreased to $35.9 million at March 31, 2013 from $73.5 million at December 31, 2012, primarily as a result of the repayment of borrowings in 2013 of $37.5 million of loans that were outstanding at December 31, 2012.  Stockholders’ equity decreased to $190.2 million at March 31, 2013 from $198.5 million at December 31, 2012 and reflects the payment of $1.7 million of dividends in 2013.

Student Metrics from continuing operations

Starts and Population

	Three Months Ended
	March 31,
	2013	2012	Change

Average population - excluding short programs	16,317	18,877	-13.6%
End of period population - excluding short programs	15,872	18,466	-14.0%

	Three Months Ended
	March 31,
	2013	2012	Change

Student Starts
Ability to Benefit (ATB)	31	625	-95.0%
Online	10	181	-94.5%
All Other	3,918	4,522	-13.4%
Total Starts - excluding short programs	3,959	5,328	-25.7%

Student starts - short programs	358	36	894.4%

Average Population Mix by Vertical

	Three Months Ended
	March 31,
	2013	2012

Automotive	38.1%	36.1%
Health sciences	34.3%	35.6%
Skilled trades	12.5%	11.8%
Hospitality services	8.7%	9.3%
Business & IT	6.4%	7.2%
	100.0%	100.0%

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com.  Participants can also listen to the conference call by dialing 877-474-9505 (domestic) or 857-244-7558 (international) and citing code 84662698. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.  An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and citing code 81680516.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: automotive technology, health sciences, skilled trades, hospitality services and business and information technology.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 38 campuses and 5 training sites in 17 states under 5 brands: Lincoln College of Technology, Lincoln Technical Institute, Euphoria Institute of Beauty Arts and Sciences, Lincoln College of New England and Florida Medical Training Institute.  As of March 31, 2013, 15,872 students were enrolled at Lincoln’s campuses.

Statements in this press release regarding Lincoln’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with a change of control of our company or acquisitions; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations, including final rules that took effect during 2011 and other pending rulemaking by the U.S. Department of Education; uncertainties regarding our ability to comply with federal laws and regulations regarding the 90/10 rule and cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to continue to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in our annual report on Form 10-K for the year ended December 31, 2012.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln’s annual report on Form 10-K for the year ended December 31, 2012.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012

REVENUE	$90,083	$101,158
COSTS AND EXPENSES:
Educational services and facilities	46,193	48,987
Selling, general and administrative	53,249	54,833
Gain on sale of assets	(11)	(30)
Impairment of long-lived assets	1,726	-
Total costs & expenses	101,157	103,790
OPERATING LOSS	(11,074)	(2,632)
OTHER:
Interest income	2	2
Interest expense	(1,092)	(1,314)
Other income	-	8
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(12,164)	(3,936)
BENEFIT FOR INCOME TAXES	(4,677)	(1,760)
LOSS FROM CONTINUING OPERATIONS	(7,487)	(2,176)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	-	(879)
NET LOSS	$(7,487)	$(3,055)
Basic
Loss per share from continuing operations	$(0.33)	$(0.10)
Loss per share from discontinued operations	-	(0.04)
Net loss per share	$(0.33)	$(0.14)
Diluted
Loss per share from continuing operations	$(0.33)	$(0.10)
Loss per share from discontinued operations	-	(0.04)
Net loss per share	$(0.33)	$(0.14)
Weighted average number of common shares outstanding:
Basic	22,414	22,137
Diluted	22,414	22,137

Other data:

Adjusted EBITDA (1)	$(3,376)	$4,048
Depreciation and amortization	$5,972	$6,672
Number of campuses/training sites	43	38
Average enrollment	16,317	18,877
Stock-based compensation	$1,280	$906
Net cash (used in) provided by operating activities	$(4,219)	$5,677
Net cash used in investing activities	$(574)	$(2,687)
Net cash used in financing activities	$(39,626)	$(1,908)

Selected Consolidated Balance Sheet Data:	March 31, 2013
(In thousands)	(Unaudited)

Cash and cash equivalents	$17,289
Current assets	57,022
Working capital	98
Total assets	298,658
Current liabilities	56,924
Long-term debt and capital lease obligations, including current portion	35,925
Total stockholders’ equity	190,152

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business.  EBITDA and Adjusted EBITDA are measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  Adjusted EBITDA includes non-cash charges related to impairment of long-lived assets.  EBITDA and Adjusted EBITDA are presented because we believe they are a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.  Following is a reconciliation of net loss from continuing operations to EBITDA and Adjusted EBITDA:

	Three Months Ended March 31,
	(Unaudited)

	2013	2012

Net loss from continuing operations	$(7,487)	$(2,176)
Interest expense, net	1,090	1,312
Benefit for income taxes	(4,677)	(1,760)
Depreciation and amortization	5,972	6,672
EBITDA	(5,102)	4,048
Impairment of long-lived assets	1,726	-
Adjusted EBITDA	$(3,376)	$4,048

CONTACT:	Lincoln Educational Services Corporation
Cesar Ribeiro, CFO
973-736-9340

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